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                                                                     Exhibit 2.2

                        SENTRY PARK WEST OFFICE CAMPUS
                            BLUE BELL, PENNSYLVANIA

                 FIRST AMENDMENT TO REAL ESTATE SALE AGREEMENT
                 ---------------------------------------------


     THIS FIRST AMENDMENT TO REAL ESTATE SALE AGREEMENT (the "First Amendment") is made as of the 9th day of May, 1996 by and between SENTRY WEST JOINT
VENTURE, an Illinois joint venture partnership ("Seller"), with an office at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606, and BGK PROPERTIES, INC., a Delaware corporation ("Purchaser"), with an office at 330 Garfield Street, Santa Fe, New Mexico 87501.

                                   RECITALS
                                   --------

A. Seller and Purchaser are parties to that certain Real Estate Sale Agreement dated as of March 25, 1996 (the "Original Agreement") for the purchase and sale of the certain real estate and improvements located thereon in the City of Blue Bell, County of Montgomery, Commonwealth of Pennsylvania, as such real property is more particularly described in Exhibit A attached to the Original Agreement.

B. Seller and Purchaser desire to modify the Original Agreement as herein set forth.

     THEREFORE, in consideration of the above recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

1. DEFINED TERMS. Each capitalized term used but not defined herein shall have the meaning ascribed to it in the Original Agreement.

2. EARNEST MONEY. Section 2(A)(i) of the Original Agreement is hereby deleted and following hereby substituted:

     "(i) Upon execution of this Agreement by Purchaser and Seller, Purchaser shall deliver to Partners Title Company of Houston, Texas ("Escrowee") initial earnest money (the "Initial Earnest Money") in the sum of One Hundred Thousand Dollars ($100,000.00) and Purchaser, Seller and Escrowee shall execute a joint order escrow agreement in the form of Exhibit F attached hereto. If Purchaser does not terminate this Agreement pursuant to and in accordance with Sections 8(A), 8(C) and 8(D) below, Purchaser shall, on or before 4 p.m. (Chicago, Illinois time) on May 31, 1996, deposit with the Escrowee additional earnest money (the "Additional Earnest Money") in the sum of Two Hundred Fifty Thousand Dollars ($250,000.00). If Purchaser elects to extend the Closing pursuant to and in accordance with clause (i) of the first sentence of Section 4(A) below, Purchaser shall, on or before 4 p.m. (Chicago, Illinois time) on June 21, 1996, deposit with the Escrowee additional earnest money (the "First Extension Earnest Money") in the sum of One Hundred Thousand Dollars ($100,000.00). If Purchaser elects to further extend the Closing pursuant to and in accordance with clause (ii) of the first sentence of Section 4(A) below, Purchaser shall, on or before 4 p.m.

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          (Chicago, Illinois time) on July 22, 1996, deposit with the Escrowee additional earnest money (the "Second Extension Earnest Money") in the sum of One Hundred Thousand Dollars ($100,000.00). The Initial Earnest Money and, if deposited or required to be deposited with the Escrowee, the Additional Earnest Money, the First Extension Earnest Money and the Second Extension Earnest Money, together with any interest earned thereon net of investment costs, are referred to in this Agreement as the "Earnest Money". The Earnest Money shall be invested as Seller and Purchaser so direct. Any and all interest earned on the Earnest Money shall be reported to Purchaser's federal tax identification number."

3. CLOSING DATE. Section 4(A) of the Original Agreement is hereby deleted and following hereby substituted:

          "A. Closing Date. The "Closing" of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement) shall occur at 10 a.m. (Chicago, Illinois time) on June 28, 1996 at the Chicago, Illinois office of counsel for Seller, Rosenberg & Liebentritt, P.C., or at such other time and place as Seller and Purchaser shall agree in writing; provided, however, that: (i) Purchaser may, at its option exercisable by delivery of written notice to Seller and delivery of the First Extension Earnest Money to Escrowee on or before 4 p.m. (Chicago, Illinois time) on June 21, 1996, defer Closing to July 29, 1996, and (ii) in the event that Purchaser has previously deferred the Closing as provided in clause (i) of this sentence, Purchaser may, at its option exercisable by delivery of written notice to Seller and delivery of the Second Extension Earnest Money to Escrowee on or before 4 p.m. (Chicago, Illinois time) on July 22, 1996, defer Closing to August 28, 1996. The "Closing Date" shall be the date of Closing. If the date for Closing above provided for falls on a Saturday, Sunday or legal holiday, then the Closing Date shall be the next business day."

4.   REVIEW PERIODS.

     A. MODIFICATION OF SECTION 8(A). The first sentence of Section 8(A) of the Original Agreement is hereby deleted and the following hereby substituted:

     "Subject to Section 11(G) below and the provisions of that certain letter agreement (the "Confidentiality Agreement") dated October 25, 1995 by and between Penn Square and Purchaser, Purchaser shall have a period commencing as of the date of this Agreement and terminating at 4 p.m. (Chicago, Illinois time) on May 9, 1996 (the "Review Period") within which to inspect the Property and review the items described in Section 8(B) below."

     B. ADDITIONAL TIME FOR ENVIRONMENTAL REVIEW, ENGINEERING REVIEW AND OBTAINING FINANCING. The following sub-sections shall be added to the Original Agreement after Section 8(B) of the Original Agreement:

          "C. Subject to Section 11(G) below and the provisions of the Confidentiality Agreement, during the period between the date of this Agreement and 4 p.m. (Chicago, Illinois time) on May 24, 1996 (the "Engineering Period"), Purchaser shall be permitted to obtain reports (individually, a "Report" and collectively, the "Reports") from its consultants as to

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environmental and engineering-type (i.e., structural integrity of the improvements or the condition of the mechanical systems at the Property) matters with respect to the Property. In the event that Purchaser, as a result of the Reports, determines that the Property is unsuitable for its purposes and notifies Seller of such decision within the Engineering Period (such notice: (i) shall contain Purchaser's certification that it has elected not to purchase the Property for a reason or reasons relating to environmental and/or engineering-type matters with respect to the Property, (ii) shall specify in reasonable detail such reason or reasons, and (iii) shall include a copy of the Report(s) setting forth the matters that have caused Purchaser to terminate this Agreement in accordance with this Section 8(C)) and Purchaser is not in default under this Agreement and/or the Confidentiality Agreement, the Earnest Money shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, provided, however, that the foregoing shall not limit Seller's recourse against Purchaser under Section 6 above and Section 11(G) below and under the Confidentiality Agreement. In no event shall Purchaser be permitted to terminate this Agreement in accordance with this Section 8(C) as to matters with respect to the Property that are disclosed in that certain Phase I Environmental Site Assessment Report dated November 8, 1994 prepared by Fugro East Inc., Purchaser hereby acknowledging its receipt of such report and the matters contained therein. Purchaser's failure to object within the Engineering Period shall be deemed a waiver by Purchaser of the condition contained in this Section 8(C).

          D. Subject to Section 11(G) below and the provisions of the Confidentiality Agreement, during the period between the date of this Agreement and 4 p.m. (Chicago, Illinois time) on May 31, 1996 (the "Financing Period"), Purchaser shall be obligated to apply for and diligently pursue the issuance of a firm commitment (the "Financing Commitment") for a loan to be secured by a first mortgage on the Property in a principal amount not to exceed Nine Million Dollars ($9,000,000.00), or such lesser sum as Purchaser may accept, with an adjustable interest rate calculated at a per annum interest rate not to exceed two hundred (200) basis points above the interest rate for 10-year United States Treasury Notes, such loan to be amortized over twenty-five (25) years and to contain such other terms as is customary for such a loan. If after making every reasonable effort, Purchaser is unable to procure a Financing Commitment within the Financing Period and notifies Seller of such inability within the Financing Period (such notice: (i) shall contain Purchaser's certification that it has been unable to obtain such Financing Commitment, and (ii) shall include a copy of the written rejection(s) from the lender(s) to whom Purchaser applied for such Financing Commitment confirming that Purchaser was rejected for a loan under the terms set forth in this Section 8(D)) and Purchaser is not in default under this Agreement and/or the Confidentiality Agreement, the Earnest Money shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, provided, however, that the foregoing shall not limit Seller's recourse against Purchaser under Section 6 above and Section 11(G) below and under the Confidentiality Agreement. Purchaser's failure to deliver such written notice to Seller within the Financing Period shall be deemed a waiver by Purchaser of the condition contained in this Section 8(D)."

5. APPROVAL OF NEW LEASES. Attached hereto as Exhibit A is a list of "New Leases" (as defined in the Original Agreement) (such New Leases being referred to herein individually as an "Approved Lease", and collectively as "Approved Leases"). Pursuant to Section 11(L) of the Original Agreement, Purchaser hereby approves all of such Approved Leases.

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6.   DEFAULT. The second sentence of Section 7(B) of the Original Agreement is hereby deleted and the following is hereby substituted:

"If Purchaser is required to but does not deposit with the Escrowee the Additional Earnest Money, the First Extension Earnest Money and/or the Second Extension Earnest Money as provided for in Section 2(A)(i) above, the sum of $550,000.00 shall nonetheless be recoverable by Seller from Purchaser as Earnest Money in accordance with the preceding sentence."

7. ESTOPPEL CERTIFICATES. The first sentence of Section 9(A) is hereby deleted and the following is hereby substituted:

     "In the event that neither Seller nor Purchaser elects to terminate this Agreement pursuant to Sections 8(A), 8(C) or 8(D) above, Seller shall, within ten (10) days after the expiration of the Financing Period, send estoppel certificates (individually, an "Estoppel Certificate" and collectively, the "Estoppel Certificates") to each tenant occupying space at the Property as of the last day of the Financing Period."

8. RATIFICATION. It is expressly understood and agreed that the Original Agreement, as hereby amended, shall continue in full force and effect in accordance with its terms and all references in the Original Agreement to the term "Agreement" shall mean the Original Agreement as modified by this First Amendment.

9. SECTION HEADINGS. The section headings used herein are for reference purposes only and do not control or affect the meaning or interpretation of any term or provision hereof.

10. GOVERNING LAW. This First Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

11. AMENDMENT TO JOINT ORDER ESCROW AGREEMENT. Upon execution of this First Amendment by Seller and Purchaser, Seller and Purchaser shall execute the First Amendment to Joint Order Escrow Agreement attached hereto as Exhibit B (the "First Escrow Amendment") and shall jointly deliver said First Escrow Amendment to Escrowee for execution by Escrowee.

12. COUNTERPARTS. This First Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

13. CONFLICT. In the event of a conflict between the terms and provisions of the Original Agreement and this First Amendment, the terms and provisions of this First Amendment shall control.


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     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this
First Amendment as of the date first above written.

                    SELLER:

                    SENTRY WEST JOINT VENTURE, an Illinois joint venture partnership

                    By: Blue Bell Associates, an Illinois joint venture, as managing general partner

                         By: First Capital Income Properties, Ltd. - Series XI, an Illinois limited partnership, a general partner of Blue Bell Associates

                              By:  First Capital Financial Corporation, a
                                   Florida corporation, as the general partner
                                   of First Capital Income Properties, Ltd. -
                                   Series XI

                                   By:  /s/ Norman Field
                                      ----------------------------------------
                                   Name:  Norman Field
                                        --------------------------------------
                                   Its:  Vice President
                                       ---------------------------------------

                    By: First Capital Income and Growth Fund - Series XII, an Illinois limited partnership, a general partner of Blue Bell Associates

                         By:  First Capital Financial Corporation, a
                              Florida corporation, as the general partner
                              of First Capital Income and Growth Fund -
                              Series XII

                              By:  /s/ Norman Field
                                 ---------------------------------------------
                              Name:  Norman Field
                                   -------------------------------------------
                              Its:  Vice President
                                  --------------------------------------------


                    PURCHASER:

                    BGK PROPERTIES, INC., a Delaware corporation

                    By: /s/ Edward M. Gilbert
                       -------------------------------------------------------
                    Name: Edward M. Gilbert
                         -----------------------------------------------------
                    Its: President
                        ------------------------------------------------------

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